Exhibit 99.1

Houghton Mifflin Harcourt Announces Third Quarter 2020 Results,
Intent to Explore Potential Sale of HMH Books & Media Consumer Publishing Business

Continued momentum with K-12 SaaS billings growth of 147% and digital platform usage growth of 388% as HMH focuses on transformation to pure-play learning technology company

BOSTON — November 5, 2020 — Learning technology company Houghton Mifflin Harcourt (“HMH” or the “Company”) (Nasdaq: HMHC) today announced financial results for the quarter ended September 30, 2020. The Company also announced its intent to explore the potential sale of HMH Books & Media, its Consumer Publishing business. The potential sale would reduce debt and build on the Company’s October 1 restructuring to align its cost structure to its digital-first, connected strategy, and create a pure-play learning technology company. The Company has engaged Centerview Partners to explore the potential sale of HMH Books & Media.

Q3 2020 Headlines:

While the COVID-19 pandemic continued to impact third quarter net sales and billings performance, HMH’s continued virtual learning support for customers and decisive cost and liquidity actions helped mitigate the impact of the COVID-19 pandemic on its profitability and cash flow, and resulted in strong cash generation in the seasonally important third quarter of 2020.

•	Net sales declined 32% to $387 million in the third quarter, and declined 28% to $828 million on a year-to-date basis
•	Billings[1] declined 32% to $506 million in the third quarter, and declined 33% to $934 million on a year-to-date basis
•	HMH concluded the Texas Literature adoption with a 34% share of the opportunity
•	Significant growth in digital platform usage with a 388% increase in student assignments over the last twelve months as schools continue to adjust to remote learning environment
•	Continued acceleration of SaaS billings growth to 147% for the last twelve months
•	Net cash provided by operating activities of $264 million in the third quarter, and $75 million on a year-to-date basis
•	Strong free cash flow[2] of $237 million in the third quarter, and nearing break-even at $(11) million on a year-to-date basis

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions of dollars)	2020	2019	Change	2020	2019	Change
Net sales	$387	$566	(31.7)%	$828	$1,149	(28.0)%
Change in deferred revenue	119	181	(34.0)%	106	241	(55.9)%
Billings [1]	506	747	(32.2)%	934	1,390	(32.8)%
Impairment charge for goodwill	—	—	NM	262	—	NM
Net (loss) income	(13)	69	NM	(397)	(89)	NM
Adjusted EBITDA [2]	97	149	(34.6)%	116	169	(31.7)%
Pre-publication or content development costs	(16)	(26)	36.5%	(51)	(82)	37.1%
Net cash provided by operating activities	264	393	(32.8)%	75	127	(41.0)%
Free cash flow [2]	237	358	(33.9)%	(11)	18	NM

1	An operating measure which we derive from net sales taking into account the change in deferred revenue.
2	Non-GAAP measure, please refer to Use of Non-GAAP measures for an explanation and reconciliation.

NM = not meaningful

“HMH remains focused on our digital-first, connected strategy which has proven to be more important than ever in this unique back-to-school season. We are supporting teaching and learning nationwide whether done in person, fully remote or hybrid. Even as the near-term pressures of the COVID-19 pandemic impacted our billings for the third quarter, we are seeing very strong growth across the key indicators of our digital transformation, positioning HMH’s SaaS offerings amongst the largest and fastest growing in the edtech market,” said Jack Lynch, President and Chief Executive Officer of Houghton Mifflin Harcourt.

“We also announced our intention to explore a potential sale of HMH Books & Media. As we further advance our learning technology strategy, we believe this is the right time to focus our portfolio, which we believe will help to maximize shareholder value,” added Lynch. “At HMH we are very proud of our trade publishing heritage, and our Books & Media colleagues who have continued to innovate and evolve as the consumer publishing market has changed over time. Because of this heritage, we know the power a story has to inspire generations to make lives of meaning. We have grown and invested in this business over many years, and it has continually demonstrated strength and resilience – particularly this year through the challenges of the pandemic.”

Joe Abbott, HMH’s Chief Financial Officer said, “HMH remains in a position of financial strength, as we look to the end of 2020 and beyond. During the quarter, we continued to manage our expenses with discipline, and as a result, delivered adjusted EBITDA margins on par with the prior year despite net sales and billings declines. We generated strong cash during the third quarter, and we were near free cash flow break even for the year-to-date."

Outlook:

HMH expects billings in a range of $1.05 billion to $1.10 billion, and expects free cash flow to be between ($5) million to ($15) million for the full year 2020. Based on what management knows today, HMH expects positive free cash flow in 2021.

Third Quarter 2020 Financial Results:

Net Sales: HMH reported net sales of $387 million for the third quarter of 2020, down 32% or $179 million compared to $566 million in 2019. The net sales decrease was driven by a $187 million decrease in our Education segment, offset by a $8 million increase in our HMH Books & Media segment. Within our Education segment, the decrease was primarily due to lower net sales in Extensions, which decreased $120 million from $244 million in 2019 to $124 million, due to lower sales of the Heinemann’s Fountas & Pinnell Classroom, LLI Leveled Literacy and Calkins products which was due to a difficult comparison to last year’s Texas K-6 sales coupled with the impact of the COVID-19 pandemic in 2020 along with reduced face-to-face delivery of professional services. Further, there were lower net sales from Core Solutions which decreased by $67 million from $273 million in 2019 to $206 million, which was primarily due to the smaller new adoption market opportunity in Texas ELA, along with impacts of the COVID-19 pandemic. Within our HMH Books & Media segment, the increase in net sales was primarily due to an increase in licensing revenue of $7 million, which includes $4 million from the Carmen Sandiego series on Netflix.

Billings1: Billings for 2020 decreased $241 million, or 32%, from 2019. The billings decrease was driven by a $248 million decrease in our Education segment offset by a $7 million increase in our HMH Books & Media segment. Within our Education segment, the decrease was primarily due to lower Core Solutions billings which decreased $158 million due to the smaller new adoption market opportunity in Texas ELA along with the impact of the COVID-19 pandemic. Further, the Extensions billings decreased by $90 million due to lower billings of the Heinemann’s LLI Leveled Literacy, Fountas & Pinnell Classroom and Calkins products due to both a difficult comparison to last year’s Texas K-6 billings coupled with the impact of the COVID-19 pandemic in 2020 along with reduced face-to-face delivery of professional services. HMH Books & Media billings increase was primarily due to an increase in licensing revenue of $7 million, which includes $4 million from the Carmen Sandiego series on Netflix.

Cost of Sales: Overall cost of sales decreased by $73 million to $219 million in 2020 from $292 million in 2019, primarily due to lower billings.

Selling and Administrative Costs: Selling and administrative costs decreased by $62 million in 2020, primarily due to lower labor costs of $28 million, due to cost savings associated with our employee furlough initiative in response to the COVID-19 pandemic, and to a lesser extent, our early retirement incentive program, the 2019 Restructuring Plan and a freeze on hiring. Further, there was a decrease in variable expenses of $23 million, including reduced transportation and commissions expenses due to lower billings and $12 million of lower discretionary costs related to travel, decreased marketing activities and other expense reduction measures.

Restructuring/severance: Our restructuring/severance and other charges for the three months ended September 30, 2020 increased due to $34 million of severance costs associated with the 2020 restructuring plan.

Operating Income: Operating income unfavorably changed $78 million in 2020 primarily due to the decrease in net sales and restructuring/severance charges partially offset by lower selling and administrative costs.

Net (Loss) Income: Net loss of $13 million for 2020 was a $82 million unfavorable change from the net income of $69 million in 2019, due primarily to the same factors impacting operating loss.

Adjusted EBITDA: Adjusted EBITDA for 2020 was $97 million, a $52 million unfavorable change from $149 million in 2019.

Nine Months Ended September 30, 2020 Financial Results:

Net Sales: HMH reported net sales of $828 million for the first nine months of 2020, down 28% or $321 million compared to $1,149 million in 2019. The net sales decrease was driven by a $322 million decrease in our Education segment, offset slightly by a $1 million increase in our HMH Books & Media segment. Within our Education segment, the decrease was primarily due to lower net sales in Extensions, which decreased by $221 million from $528 million in 2019 to $307 million, due to lower sales of the Heinemann’s Fountas & Pinnell Classroom, Calkins and LLI Leveled Literacy products due to both a difficult comparison to last year’s Texas K-6 sales coupled with the impact of the COVID-19 pandemic in 2020. Further, there were lower net sales from Core Solutions which decreased by $102 million from $493 million in 2019 to $391 million primarily due to the smaller new adoption market opportunity in Texas ELA along with the impact of the COVID-19 pandemic. Within our HMH Books & Media segment, the increase in net sales was primarily due to $2 million of licensing revenue from production series. Books & Media net sales growth was partially offset by lower net sales of both Adult and Young Reader’s categories due to the closure of bookstores during the COVID-19 pandemic and the corresponding delay in releases of new frontlist titles.

Billings1: Billings for 2020 decreased $456 million, or 33%, from 2019. The billings decrease was driven by a $458 million decrease in our Education segment offset by a $2 million increase in our HMH Books & Media segment. Within our Education segment, the decrease was primarily due to lower Core Solutions billings which decreased by $277 million due to the smaller new adoption market opportunity in Texas ELA along with the impact of the COVID-19 pandemic. Further, the Extensions billings decreased by $182 million due to lower billings of the Fountas & Pinnell Classroom, Calkins and LLI Leveled Literacy products due to both a difficult comparison to last year’s Texas K-6 sales coupled with the impact of the COVID-19 pandemic in 2020. The HMH Books & Media billings increase was due to $2 million of licensing revenue from production series. Books & Media billings growth was partially offset by lower billings of both Adult and Young Reader’s categories due to the closure of bookstores during the COVID-19 pandemic and the corresponding delay in releases of new frontlist titles.

Cost of Sales: Overall cost of sales decreased by $156 million to $506 million in 2020 from $662 million in 2019, primarily due to lower billings and to a lesser extent, lower amortization expense.

Selling and Administrative Costs: Selling and administrative costs decreased by $149 million in 2020, primarily due to lower labor costs of $62 million, due to cost savings associated with our employee furlough initiative, which began in April and ceased at the end of July, in response to the COVID-19 pandemic and to a lesser extent our early retirement incentive program, the 2019 Restructuring Plan and a freeze on hiring. Further, there was a decrease in variable expenses of $50 million, including reduced commissions and transportation expenses due to lower billings and $28 million of lower discretionary costs related to travel, decreased marketing activities and expense reduction measures.

Restructuring/severance: Our restructuring/severance and other charges for the nine months ended September 30, 2020 increased by $28 million due to $34 million of severance costs associated with the 2020 restructuring plan.

Operating Loss: Operating loss for 2020 was $360 million, a $306 million unfavorable change from the $54 million operating loss recorded in 2019 primarily due to an impairment charge for goodwill in the first quarter of 2020 of $262 million. This non-cash impairment was a direct result of the adverse impact that the COVID-19 pandemic has had on the market price of our Company’s stock and the stock price of comparable companies in the marketplace. Additionally, lower net sales contributed to the operating loss. Partially offsetting the unfavorable operating loss was a decrease in selling and administrative expenses.

Net Loss: Net loss of $397 million for 2020 was a $308 million unfavorable change from the net loss of $89 million in 2019, due primarily to the same factors impacting operating loss along with an increase in interest expense of $15 million resulting from the debt refinancing during the fourth quarter of 2019 and a favorable change in income taxes of $15 million due primarily to the book impairment on goodwill, which reduced the related deferred tax liabilities during 2020.

Adjusted EBITDA: Adjusted EBITDA for 2020 was $116 million, a $53 million unfavorable change from $169 million in 2019.

Cash Flows and Liquidity: Net cash provided by operating activities for 2020 was $75 million compared with $127 million in 2019. HMH’s free cash flow, defined as net cash from operating activities minus capital expenditures, for 2020 was a usage of $11 million, a $29 million unfavorable change compared to positive free cash flow of $18 million in 2019. The primary drivers of the unfavorable change in net cash provided by operating activities and free cash flow were unfavorable working capital changes offset by reductions in capital expenditures in 2020.

As of November 5, 2020, there were no amounts outstanding under our revolving credit facility. We expect our net cash from operations combined with our cash and cash equivalents and borrowing availability under our revolving credit facility to provide sufficient liquidity to fund our current obligations, capital spending, debt service requirements and working capital requirements over at least the next twelve months.

The ability of the Company to fund planned operations is based on assumptions which involve significant judgment and estimates of future revenues, capital spend and other operating costs. Our current assumptions are that our industry will begin to recover with school districts continuing to be, or becoming, fully operational, either in-person, fully remote or hybrid, during the remainder of 2020. We have performed a sensitivity analysis on these assumptions to forecast the impact of a slower-than-anticipated recovery and believe we can take additional financial and operational actions to mitigate the impact of lower billings than our current plans assume.

1 Education and HMH Books & Media segment billings represent an operating measure which we derive from net sales taking into account the change in deferred revenue. Billings for Core Solutions and Extensions is an operating measure based on invoiced sales adjusted for returns, other publishing income and change in deferred revenue.

Conference Call:

At 9:30 a.m. ET on Thursday, November 5, 2020, HMH will host a conference call to discuss the results and management’s outlook with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 9793732

Moderator: Brian Shipman, Senior Vice President, Investor Relations

Webcast Link: https://edge.media-server.com/mmc/p/jvuh5bbv

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference call will also be available until November 14, 2020 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 9793732.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP) and to provide additional insights into our performance (for a completed period and/or on a forward-looking basis), we have presented adjusted EBITDA and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations and/or our expected results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, gain or losses on investments, non-cash charges, or levels of depreciation or amortization along with costs such as severance, separation and facility closure costs, acquisition/disposition-related activity costs, restructuring costs and integration costs. Accordingly, management believes that this measure is useful for comparing our performance from period to period and makes decisions based on it. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue) are used as performance measures to determine certain incentive compensation of management. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews these metrics as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess our business, the use of non-GAAP measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash from operating activities prepared in accordance with GAAP. Adjusted EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure of residual cash flow available for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures (to the extent available without unreasonable efforts in the case of forward-looking measures) and related disclosure is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (Nasdaq: HMHC) is a learning technology company committed to delivering connected solutions that engage learners, empower educators and improve student outcomes. As a leading provider of K–12 core curriculum, supplemental and intervention solutions, and professional learning services, HMH partners with educators and school districts to uncover solutions that unlock students’ potential and extend teachers’ capabilities. HMH serves more than 50 million students and 3 million educators in 150 countries, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com

Follow HMH on Twitter, Facebook and YouTube.

Contact

Investor Relations

Brian S. Shipman, CFA

SVP, Investor Relations

(212) 592-1177

brian.shipman@hmhco.com

Media Relations

Bianca Olson

SVP, Corporate Affairs

(617) 351-3841

bianca.olson@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will,” “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. Forward-looking statements include all statements that are not statements of historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, the impact of the actions described in this press release; our ability to consummate a sale of the HMH Books & Media business and the outcome of any such sale; our results of operations; financial condition; liquidity; prospects, growth and strategies; the expected impact of the COVID-19 pandemic; the timing, structure and expected impact of our operational efficiency and cost-reduction initiatives and the estimated savings and amounts expected to be incurred in connection therewith; and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. We caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if actual results are consistent with the forward-looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause actual results to vary from expectations include, but are not limited to: the duration and severity of the COVID-19 pandemic and its impact on the federal, state and local economies and on K-12 schools; the rate and state of technological change; state requirements related to digital instructional materials; our ability to execute on our long-term growth strategy; increases in our operating costs; management and personnel changes; timing, higher costs and unintended consequences of our operational efficiency and cost-reduction initiatives, including the actions described in this press release; our ability to sell the HMH Books & Media business and the terms of any such potential sale; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as updated by our subsequent Quarterly Reports on Form 10-Q. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets

(in thousands of dollars, except share information)	September 30, 2020 (Unaudited)	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$271,543	$296,353
Accounts receivable, net	282,179	184,425
Inventories	175,820	213,059
Prepaid expenses and other assets	23,214	19,257
Total current assets	752,756	713,094
Property, plant, and equipment, net	95,265	100,388
Pre-publication costs, net	222,186	268,197
Royalty advances to authors, net	41,661	44,743
Goodwill	454,977	716,977
Other intangible assets, net	440,111	474,225
Operating lease assets	129,154	132,247
Deferred income taxes	2,520	2,520
Deferred commissions	32,972	29,291
Other assets	34,726	31,490
Total assets	$2,206,328	$2,513,172
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$19,000	19,000
Accounts payable	71,512	52,128
Royalties payable	52,339	72,985
Salaries, wages, and commissions payable	37,009	54,938
Deferred revenue	356,823	305,285
Interest payable	3,981	3,826
Severance and other charges	34,901	12,407
Accrued postretirement benefits	1,571	1,571
Operating lease liabilities	9,339	8,685
Other liabilities	26,383	24,325
Total current liabilities	612,858	555,150
Long-term debt, net of discount and issuance costs	628,066	638,187
Operating lease liabilities	133,214	134,994
Long-term deferred revenue	596,630	542,821
Accrued pension benefits	19,316	23,648
Accrued postretirement benefits	13,911	15,113
Deferred income taxes	18,787	30,871
Other liabilities	3,502	6,028
Total liabilities	2,026,284	1,946,812
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 150,427,148 and 148,928,328 shares issued at September 30, 2020 and December 31, 2019, respectively; 125,850,114 and 124,351,294 shares outstanding at September 30, 2020 and December 31, 2019, respectively	1,504	1,489
Treasury stock, 24,577,034 shares as of September 30, 2020 and December 31, 2019, respectively, at cost	(518,030)	(518,030)
Capital in excess of par value	4,915,806	4,906,165
Accumulated deficit	(4,172,685)	(3,775,992)
Accumulated other comprehensive loss	(46,551)	(47,272)
Total stockholders’ equity	180,044	566,360
Total liabilities and stockholders’ equity	$2,206,328	$2,513,172

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
(in thousands of dollars, except share and per share data)	2020	2019	2020	2019
Net sales	$386,590	$565,668	$827,731	$1,149,199
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	182,767	246,527	397,139	533,413
Publishing rights amortization	4,761	6,341	15,295	20,217
Pre-publication amortization	31,647	39,319	94,043	108,140
Cost of sales	219,175	292,187	506,477	661,770
Selling and administrative	127,324	188,957	367,006	516,206
Other intangible asset amortization	6,274	6,383	18,819	19,519
Impairment charge for goodwill	—	—	262,000	—
Restructuring/severance and other charges	33,545	270	33,545	5,921
Operating income (loss)	272	77,871	(360,116)	(54,217)
Other income (expense)
Retirement benefits non-service income	61	41	183	125
Interest expense	(16,168)	(11,597)	(50,433)	(35,142)
Interest income	32	509	873	1,698
Change in fair value of derivative instruments	432	(737)	172	(1,171)
Gain on investments	1,738	—	1,738	—
Income from transition services agreement	—	571	—	4,248
(Loss) income before taxes	(13,633)	66,658	(407,583)	(84,459)
Income tax (benefit) expense	(1,081)	(2,602)	(10,890)	4,256
Net (loss) income	$(12,552)	$69,260	$(396,693)	$(88,715)
Net (loss) income per share attributable to common stockholders
Basic	$(0.10)	$0.56	$(3.17)	$(0.71)
Diluted	$(0.10)	$0.55	$(3.17)	$(0.71)
Weighted average shares outstanding
Basic	125,799,018	124,315,491	125,317,284	124,089,257
Diluted	125,799,018	124,807,488	125,317,284	124,089,257

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows

	(Unaudited) Nine Months Ended September 30,
(in thousands of dollars)	2020	2019
Cash flows from operating activities
Net loss	$(396,693)	$(88,715)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	171,027	201,593
Amortization and impairments of operating lease assets	9,565	12,898
Amortization of debt discount and deferred financing costs	4,504	3,136
Gain on investments	(1,738)	—
Deferred income taxes	(12,084)	2,580
Stock-based compensation expense	8,751	11,094
Impairment charge for goodwill	262,000	—
Change in fair value of derivative instruments	(172)	1,171
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(97,754)	(231,296)
Inventories	37,239	(27,535)
Other assets	(13,374)	(23,649)
Accounts payable and accrued expenses	6,213	37,488
Royalties payable and author advances, net	(17,564)	1,165
Deferred revenue	105,347	241,091
Interest payable	155	11
Severance and other charges	22,494	(464)
Accrued pension and postretirement benefits	(5,532)	(2,761)
Operating lease liabilities	(7,598)	(12,450)
Other liabilities	380	2,015
Net cash provided by operating activities	75,166	127,372
Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	—	50,000
Additions to pre-publication costs	(51,321)	(81,532)
Additions to property, plant, and equipment	(35,275)	(27,350)
Acquisition of business, net of cash acquired	—	(5,447)
Investment in preferred stock	—	(750)
Net cash used in investing activities	(86,596)	(65,079)
Cash flows from financing activities
Borrowings under revolving credit facility	150,000	60,000
Payments of revolving credit facility	(150,000)	(60,000)
Payments of long-term debt	(14,250)	(6,000)
Payments of deferred financing fees	—	(311)
Tax withholding payments related to net share settlements of restricted stock units	(48)	(1,963)
Issuance of common stock under employee stock purchase plan	918	1,027
Net collections under transition services agreement	—	265
Net cash used in financing activities	(13,380)	(6,982)
Net decrease in cash and cash equivalents	(24,810)	55,311
Cash and cash equivalents at beginning of the period	296,353	253,365
Cash and cash equivalents at end of the period	$271,543	$308,676

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Adjusted EBITDA

Consolidated

(in thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) income	$(12,552)	$69,260	$(396,693)	$(88,715)
Interest expense	16,168	11,597	50,433	35,142
Interest income	(32)	(509)	(873)	(1,698)
Provision (benefit) for income taxes	(1,081)	(2,602)	(10,890)	4,256
Depreciation expense	12,566	13,901	38,016	46,945
Amortization expense – film asset	4,698	—	4,854	6,772
Amortization expense	42,682	52,043	128,157	147,876
Non-cash charges – goodwill impairment	—	—	262,000	—
Non-cash charges – stock compensation	3,112	3,835	8,751	11,094
Non-cash charges – loss on derivative instruments	(432)	737	(172)	1,171
Fees, expenses or charges for equity offerings, debt or acquisitions/dispositions	339	183	366	731
Restructuring/severance and other charges	33,545	270	33,545	5,921
Gain on investments	(1,738)	—	(1,738)	—
Adjusted EBITDA	$97,275	$148,715	$115,756	$169,495

Free Cash Flow

Consolidated

(in thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities
Net cash provided by operating activities	$264,442	$393,297	$75,166	$127,372
Cash flows from investing activities
Additions to pre-publication costs	(16,471)	(25,941)	(51,321)	(81,532)
Additions to property, plant, and equipment	(10,917)	(8,992)	(35,275)	(27,350)
Free Cash Flow	$237,054	$358,364	$(11,430)	$18,490

Houghton Mifflin Harcourt Company

Calculation of Billings (Unaudited)

Billings (in thousands of dollars)

Consolidated

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$386,590	$565,668	$827,731	$1,149,199
Change in deferred revenue	119,426	180,993	106,347	241,280
Billings	$506,016	$746,661	$934,078	$1,390,479

Education

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$330,926	$517,614	$698,574	$1,021,259
Change in deferred revenue	119,727	181,019	106,575	242,135
Education Billings	$450,653	$698,633	$805,149	$1,263,394

HMH Books & Media

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$55,664	$48,054	$129,157	$127,940
Change in deferred revenue	(301)	(26)	(228)	(855)
HMH Books & Media Billings	$55,363	$48,028	$128,929	$127,085

Billings is an operating measure utilized by the Company derived as shown above.